UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                 --------------------------------------------

                                 SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               Amendment No. 1*

                      Citadel Communications Corporation
-------------------------------------------------------------------------------
                               (Name of Issuer)

                   Common Stock, par value $0.001 per share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   172853202
-------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          | |   Rule 13d-1(b)
          | |   Rule 13d-1(c)
          |X|   Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------------------------                                        --------------------------------------
CUSIP No. 172853202                                         13G                            Page 2 of 18 Pages
------------------------------------------                                        --------------------------------------

---------- ------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      ABRY Broadcast Partners II, L.P. .
---------- ------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a) | |
           (b) | |

---------- ------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
------------------------------------- ------- -------------------------------------------------------------------------
                                        5     SOLE VOTING POWER
             NUMBER OF
               SHARES                         -0-
                                      ------- -------------------------------------------------------------------------
            BENEFICIALLY                6     SHARED VOTING POWER
              OWNED BY
                EACH                          -0-
                                      ------- -------------------------------------------------------------------------
             REPORTING                  7     SOLE DISPOSITIVE POWER
               PERSON
                WITH                          -0-
                                      ------- -------------------------------------------------------------------------
                                        8     SHARED DISPOSITIVE POWER

                                              -0-
------------------------------------- ------- -------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-

---------- ------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) |  |

---------- ------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            0%
---------- ------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

                                                                            PN
---------- ------------------------------------------------------------------------------------------------------------


------------------------------------------                                        --------------------------------------
CUSIP No. 172853202                                         13G                            Page 3 of 18 Pages
------------------------------------------                                        --------------------------------------

---------- ------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    ABRY Capital, L.P.
---------- ------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a) | |
           (b) | |

---------- ------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
---------- ------------------------------------------------------------------------------------------------------------
                                        5     SOLE VOTING POWER
             NUMBER OF
               SHARES                         -0-
                                      ------- -------------------------------------------------------------------------
            BENEFICIALLY                6     SHARED VOTING POWER
              OWNED BY
                EACH                          -0-
                                      ------- -------------------------------------------------------------------------
             REPORTING                  7     SOLE DISPOSITIVE POWER
               PERSON
                WITH                          -0-
                                      ------- -------------------------------------------------------------------------
                                        8     SHARED DISPOSITIVE POWER

                                              -0-
------------------------------------- ------- -------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-

---------- ------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) |  |

---------- ------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            0%
---------- ------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

                                                                            PN
---------- ------------------------------------------------------------------------------------------------------------


------------------------------------------                                        --------------------------------------
CUSIP No. 172853202                                         13G                            Page 4 of 18 Pages
------------------------------------------                                        --------------------------------------

---------- ------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    ABRY Holdings, Inc.
---------- ------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a) | |
           (b) | |

---------- ------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
---------- ------------------------------------------------------------------------------------------------------------
                                        5     SOLE VOTING POWER
             NUMBER OF
               SHARES                         -0-
                                      ------- -------------------------------------------------------------------------
            BENEFICIALLY                6     SHARED VOTING POWER
              OWNED BY
                EACH                          -0-
                                      ------- -------------------------------------------------------------------------
             REPORTING                  7     SOLE DISPOSITIVE POWER
               PERSON
                WITH                          -0-
                                      ------- -------------------------------------------------------------------------
                                        8     SHARED DISPOSITIVE POWER

                                              -0-
------------------------------------- ------- -------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-

---------- ------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) |  |

---------- ------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            0%
---------- ------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

                                                                            CO
---------- ------------------------------------------------------------------------------------------------------------


------------------------------------------                                        --------------------------------------
CUSIP No. 172853202                                         13G                            Page 5 of 18 Pages
------------------------------------------                                        --------------------------------------

---------- ------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Royce Yudkoff
---------- ------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a) | |
           (b) | |

---------- ------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
---------- ------------------------------------------------------------------------------------------------------------
                                        5     SOLE VOTING POWER
             NUMBER OF
               SHARES                         -0-
                                      ------- -------------------------------------------------------------------------
            BENEFICIALLY                6     SHARED VOTING POWER
              OWNED BY
                EACH                          -0-
                                      ------- -------------------------------------------------------------------------
             REPORTING                  7     SOLE DISPOSITIVE POWER
               PERSON
                WITH                          -0-
                                      ------- -------------------------------------------------------------------------
                                        8     SHARED DISPOSITIVE POWER

                                              -0-
------------------------------------- ------- -------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-

---------- ------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) |  |

---------- ------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            0%
---------- ------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

                                                                            IN
---------- ------------------------------------------------------------------------------------------------------------


------------------------------------------                                        --------------------------------------
CUSIP No. 172853202                                         13G                            Page 6 of 18 Pages
------------------------------------------                                        --------------------------------------

---------- ------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Peggy Koenig
---------- ------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a) | |
           (b) | |

---------- ------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
---------- ------------------------------------------------------------------------------------------------------------
                                        5     SOLE VOTING POWER
             NUMBER OF
               SHARES                         -0-
                                      ------- -------------------------------------------------------------------------
            BENEFICIALLY                6     SHARED VOTING POWER
              OWNED BY
                EACH                          -0-
                                      ------- -------------------------------------------------------------------------
             REPORTING                  7     SOLE DISPOSITIVE POWER
               PERSON
                WITH                          -0-
                                      ------- -------------------------------------------------------------------------
                                        8     SHARED DISPOSITIVE POWER

                                              -0-
------------------------------------- ------- -------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-

---------- ------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) |  |

---------- ------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            0%
---------- ------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

                                                                            IN
---------- ------------------------------------------------------------------------------------------------------------


------------------------------------------                                        --------------------------------------
CUSIP No. 172853202                                         13G                            Page 7 of 18 Pages
------------------------------------------                                        --------------------------------------

---------- ------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    AUDEMI Corporation
---------- ------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a) | |
           (b) | |

---------- ------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
---------- ------------------------------------------------------------------------------------------------------------
                                        5     SOLE VOTING POWER
             NUMBER OF
               SHARES                         -0-
                                      ------- -------------------------------------------------------------------------
            BENEFICIALLY                6     SHARED VOTING POWER
              OWNED BY
                EACH                          -0-
                                      ------- -------------------------------------------------------------------------
             REPORTING                  7     SOLE DISPOSITIVE POWER
               PERSON
                WITH                          -0-
                                      ------- -------------------------------------------------------------------------
                                        8     SHARED DISPOSITIVE POWER

                                              -0-
------------------------------------- ------- -------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-

---------- ------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) |  |

---------- ------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            0%
---------- ------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

                                                                            CO
---------- ------------------------------------------------------------------------------------------------------------


------------------------------------------                                        --------------------------------------
CUSIP No. 172853202                                         13G                            Page 8 of 18 Pages
------------------------------------------                                        --------------------------------------

---------- ------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Heath Street Associates, L.P.
---------- ------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a) | |
           (b) | |

---------- ------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Massachusetts
---------- ------------------------------------------------------------------------------------------------------------
                                        5     SOLE VOTING POWER
             NUMBER OF
               SHARES                         -0-
                                      ------- -------------------------------------------------------------------------
            BENEFICIALLY                6     SHARED VOTING POWER
              OWNED BY
                EACH                          -0-
                                      ------- -------------------------------------------------------------------------
             REPORTING                  7     SOLE DISPOSITIVE POWER
               PERSON
                WITH                          -0-
                                      ------- -------------------------------------------------------------------------
                                        8     SHARED DISPOSITIVE POWER

                                              -0-
------------------------------------- ------- -------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-

---------- ------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) |  |

---------- ------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            0%
---------- ------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

                                                                            PN
---------- ------------------------------------------------------------------------------------------------------------


------------------------------------------                                        --------------------------------------
CUSIP No. 172853202                                         13G                            Page 9 of 18 Pages
------------------------------------------                                        --------------------------------------

---------- ------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Peni Garber
---------- ------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a) | |
           (b) | |

---------- ------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
---------- ------------------------------------------------------------------------------------------------------------
                                        5     SOLE VOTING POWER
             NUMBER OF
               SHARES                         -0-
                                      ------- -------------------------------------------------------------------------
            BENEFICIALLY                6     SHARED VOTING POWER
              OWNED BY
                EACH                          -0-
                                      ------- -------------------------------------------------------------------------
             REPORTING                  7     SOLE DISPOSITIVE POWER
               PERSON
                WITH                          -0-
                                      ------- -------------------------------------------------------------------------
                                        8     SHARED DISPOSITIVE POWER

                                              -0-
------------------------------------- ------- -------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-

---------- ------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) |  |

---------- ------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            0%
---------- ------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

                                                                            IN
---------- ------------------------------------------------------------------------------------------------------------


------------------------------------------                                        --------------------------------------
CUSIP No. 172853202                                         13G                            Page 10 of 18 Pages
------------------------------------------                                        --------------------------------------

---------- ------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Jay Grossman
---------- ------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a) | |
           (b) | |

---------- ------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
---------- ------------------------------------------------------------------------------------------------------------
                                        5     SOLE VOTING POWER
             NUMBER OF
               SHARES                         25,474
                                      ------- -------------------------------------------------------------------------
            BENEFICIALLY                6     SHARED VOTING POWER
              OWNED BY
                EACH                          -0-
                                      ------- -------------------------------------------------------------------------
             REPORTING                  7     SOLE DISPOSITIVE POWER
               PERSON
                WITH                          25,474
                                      ------- -------------------------------------------------------------------------
                                        8     SHARED DISPOSITIVE POWER

                                              -0-
------------------------------------- ------- -------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,474

---------- ------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) |  |

---------- ------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                       Approximately 0.07%
---------- ------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

                                                                            IN
---------- ------------------------------------------------------------------------------------------------------------


                                 SCHEDULE 13G


Item 1(a).    Name of Issuer:
                   Citadel Communications Corporation (the "Issuer").

Item 1(b).    Address of Issuer's Principal Executive Offices:

                   1015 Eastman Drive
                   Bigfork, MT 59911

Item 2(a).    Name of Person Filing:

                   This Schedule 13G is filed by ABRY Broadcast Partners II, L.P., ABRY Capital, L.P., ABRY Holdings, Inc., Royce Yudkoff, Peggy Koenig, AUDEMI Corporation, Heath Street Associates, L.P., Peni Garber and Jay Grossman
                   (collectively, the "Reporting Persons").

Item 2(b).    Address of Principal Business Office or, if None, Residence:

                   The principal business address of each of the Reporting Persons is 18 Newbury Street, Boston, MA 02116.

Item 2(c).    Citizenship:
                   ABRY Broadcast Partners II, L.P., ABRY Capital, L.P. are limited partnerships organized under the laws of Delaware. ABRY Holdings, Inc. is a corporation organized under the laws of Delaware. AUDEMI Corporation is a corporation organized under the laws of the Cayman Islands. Heath Street Associates, L.P. is a limited partnership organized under the laws of Massachusetts. Royce Ydkoff, Peggy Koenig, Peni Garber and Jay Grossman are United States citizens.

Item 2(d).    Title of Class of Securities:

                   Common Stock, par value $0.001 per share.

Item 2(e).    CUSIP Number:

                   172853202

Item 3. If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing Is a:

              NOT APPLICABLE

              (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

              (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

              (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

              (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

              (e)  [ ] An investment adviser in accordance
                   withss.240.13d-1(b)(1)(ii)(E).

              (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

              (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

              (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

              (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

              (j)  [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

              If this statement is filed pursuant toss.240.13d-1(c), check this box [ ].

Item 4.       Ownership

     (a) Amount beneficially owned:

     Jay Grossman is the record owner of 25,474 shares of Common Stock as of February 14, 2001.

     ABRY Broadcast Partners II, ABRY Capital, ABRY Holdings, Royce Yudkoff, Peggy Koenig, AUDEMI Corp., Heath Street Associates and Peni Garber may be deemed to beneficially own -0- shares of Common Stock as of February 14, 2001. Each of the General Partners expressly disclaim beneficial ownership of any such shares of Common Stock.

     (b) Percent of class:

     Jay Grossman 0.07%,ABRY Broadcast Partners, 0.0%; ABRY Capital, 0.0%; ABRY Holdings, 0.0%; Royce Yudkoff, 0.0%; Peggy Koenig, 0.0%; AUDEMI Corp., 0.0%, Heath Street Associates, 0.0%; Peni Garber, 0.0%. The foregoing percentages are calculated based on the 36,961,313 shares of Common Stock reported to be outstanding in the Issuer's Quarterly Report on Form 10Q for the quarter ended September 30, 2000.

     (c) Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote:

                Jay Grossman, 25,474, ABRY Broadcast Partners, 0; ABRY Capital, 0; ABRY Holdings, 0; Royce Yudkoff, 0; Peggy Koenig, 0; AUDEMI Corp., 0; Heath Street Associates, 0 and Peni Garber.

           (ii)   Shared power to vote or to direct the vote:

                Jay Grossman, 0, ABRY Broadcast Partners, 0; ABRY Capital, 0; ABRY Holdings, 0; Royce Yudkoff, 0; Peggy Koenig, 0; AUDEMI Corp., 0; Heath Street Associates, 0; and Peni Garber, 0.

           (iii)  Sole power to dispose or to direct the disposition of:

                Jay Grossman, 25,474, ABRY Broadcast Partners, 0; ABRY Capital, 0; ABRY Holdings, 0; Royce Yudkoff, 0; Peggy Koenig, 0; AUDEMI Corp., 0; Heath Street Associates, 0; and Peni Garber, 0..

           (iv)   Shared power to dispose or to direct the disposition of:

                Jay Grossman, 0, ABRY Broadcast Partners, 0; ABRY Capital, 0; ABRY Holdings, 0, Royce Yudkoff, 0; Peggy Koenig, 0; AUDEMI Corp., 0; Heath Street Associates, 0; and Peni Garber, 0.

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not Applicable.


Item 8.       Identification and Classification of Members of the Group.

              Not Applicable.


Item 9.       Notice of Dissolution of Group.

              Not Applicable.


Item 10.      Certifications.

              Not Applicable

                                Signature Page
                                --------------

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:    February 15, 2001
                                       ABRY BROADCAST
                                       PARTNERS II, L.P.

                                       By: ABRY Capital, L.P.,
                                           its General Partner

                                       By: ABRY Holdings, Inc.,
                                           its General Partner

                                       By: /s/ Royce Yudkoff
                                           ----------------------------------
                                           Royce Yudkoff, President


                                       ABRY CAPITAL, L.P.

                                       By:  ABRY Holdings, Inc.,
                                            its General Partner

                                       By:/s/ Andrew Banks
                                          -----------------------------------
                                          Andrew Banks, President


                                       AUDEMI CORPORATION

                                       By:/s/ Andrew Banks
                                          -----------------------------------
                                          Andrew Banks, President

                                       HEATH STREET ASSOCIATES, L.P.

                                       By:  Royjo Holdings, Inc.,
                                            its General Partner

                                       By:/s/ Royce Yudkoff
                                          -----------------------------------
                                          Royce Yudkoff, Sole Shareholder

                                           /s/ Peggy Koenig
                                       --------------------------------------
                                           PEGGY KOENIG


                                           /s/ Royce Yudkoff
                                       --------------------------------------
                                           ROYCE YUDKOFF


                                           /s/ Peni Garber
                                       --------------------------------------
                                           PENI GARBER


                                           /s/  Jay Grossman
                                       --------------------------------------
                                           JAY GROSSMAN

                                   Exhibit A

                            Joint Filing Agreement


The undersigned agree that the foregoing Statement on Schedule 13G is being filed with the Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k).

Dated:  February 15, 2001
                                       ABRY BROADCAST
                                       PARTNERS II, L.P.

                                       By: ABRY Capital, L.P.,
                                           its General Partner

                                       By:  ABRY Holdings, Inc.,
                                            its General Partner

                                       By: /s/ Royce Ydukoff
                                           ----------------------------------
                                           Royce Yudkoff, President


                                       ABRY CAPITAL, L.P.

                                       By:  ABRY Holdings, Inc.,
                                            its General Partner

                                       By:/s/ Andrew Banks
                                          -----------------------------------
                                          Andrew Banks, President


                                       AUDEMI CORPORATION

                                       By:/s/ Andrew Banks
                                          -----------------------------------
                                          Andrew Banks, President

                                       HEATH STREET ASSOCIATES, L.P.

                                       By:  Royjo Holdings, Inc.,
                                            ---------------------------------
                                            its General Partner

                                       By: /s/ Royce Yudkoff
                                           ----------------------------------
                                           Royce Yudkoff, Sole Shareholder

                                           /s/ Peggy Koenig
                                       --------------------------------------
                                           PEGGY KOENIG


                                           /s/ Royce Yudkoff
                                       --------------------------------------
                                           ROYCE YUDKOFF


                                           /s/  Peni Garber
                                       --------------------------------------
                                           PENI GARBER


                                           /s/ Jay Grossman
                                       --------------------------------------
                                           JAY GROSSMAN